Exhibit 10.2

                  , 200

[Name]

[Address]

Re:                               Incentive Stock Option Award Notice

Dear [Name]:

Pursuant to the Pharmacopeia Drug Discovery, Inc. 2004 Stock Incentive Plan (the “Plan”), the Plan’s administrative committee (the “Committee”) hereby grants to you an incentive stock option (“Option”) to purchase [                   ] shares of common stock, par value $0.01 (“Common Stock”), of Pharmacopeia Drug Discovery, Inc. (the “Company”)  at a price of $[           ] (“Exercise Price”) per share, effective                      , 200     (the “Grant Date”).  However, to the extent the Option fails to satisfy any requirement of section 422(d) of the Internal Revenue Code of 1986, the Option shall be treated as a non-qualified stock option and shall be subject to the terms and conditions of this Award Notice applicable to the contemporaneous grant of a non-qualified stock option to you, if any.

The Option is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or differences between this Award Notice and the terms of the Plan, the terms of this Award Notice will control.  All capitalized terms used herein, not otherwise defined herein, shall have the meanings set forth in the Plan.

VESTING AND EXERCISE PERIOD

Subject to your continued employment with the Company and the other provisions of this Award Notice, on the following dates, you will be entitled to exercise the Option as follows:

One fourth of the shares of Common Stock subject to the Option shall be vested and exercisable on the first anniversary of the Grant Date;

An additional 1/48th of the shares subject to the Option shall be vested and exercisable on the same day of the month (or the last day of the month if there is no such date) as the Grant Date in each of the next 36 months thereafter;

Shares that become exercisable will remain available for purchase until the tenth anniversary of the Grant Date (the “Expiration Date”).

EFFECTS OF TERMINATION ON VESTING AND EXERCISE

Retirement

The Option will continue to vest in accordance with the schedule above until the date which is three years following the date of your Retirement, provided that you do not violate any applicable non-competition, non-disparagement, non-solicitation or confidentiality requirement or similar restrictive covenant with the Company (collectively, the “Restrictive Covenants”) during that three-year period.

If your employment is terminated due to your Retirement, you will be permitted, prior to the Expiration Date, to the extent the Option is exerciseable, to exercise the Option until the third anniversary of your Retirement, provided you have not violated any applicable Restrictive Covenants.  To the extent the Option is exercised more than ninety days following your Retirement, the Option will be treated as a non-qualified stock option and will no longer be entitled to treatment as an incentive stock option subject to Section 422 of the Code.  The Option shall immediately terminate in full upon violation of any Restrictive Covenants and in any event to the extent not exercised during the applicable period.

Death or Disability

If your employment with the Company terminates prior to the Expiration Date due to your death or Disability, the Option will vest fully and will remain exercisable, as applicable, by you, your personal representative or the persons who acquire the right to exercise the Option by bequest or inheritance until, as applicable (i) the earlier of the end of the twelve-month period immediately following your death or the Expiration Date and (ii) the earlier of the end of the three-year period immediately following your Disability or the Expiration Date.  To the extent the Option is exercised more than ninety days following your death, the Option will be treated as a non-qualified stock option and will no longer be entitled to treatment as an incentive stock option subject to Section 422 of the Code.  This Option shall terminate in full to the extent not exercised within such period.

Termination for Cause

If your employment with the Company is terminated prior to the Expiration Date for Cause (as defined in the Severance Agreement for [name] dated as of              , 200      (the “Severance Agreement”)), then the entire unexercised portion of the Option shall terminate on such date.

Good Reason or without Cause

If your employment with the Company terminates prior to the Expiration Date for Good Reason (as defined in the Severance Agreement) or without Cause (as defined in the Severance Agreement), vesting in the Option will cease immediately. The Option, to the extent it is exercisable upon such a termination of employment, will remain exercisable by you or your personal representative, as applicable, until the Expiration Date.

Resignation or Other Reasons

If your employment with the Company is terminated for any reason other than for Retirement, death, Disability, Cause, Good Reason or in connection with a Change In Control prior to the Expiration Date, vesting in the Option will cease immediately.  The Option, to the extent it is exerciseable upon such a termination of employment, will remain exerciseable by you or your personal representative, as applicable, until the later of the end of the ninety-day period immediately following such a termination of employment or the Expiration Date.  The Option shall terminate in full to the extent not exercised within such period.

CHANGE IN CONTROL

Notwithstanding anything in this Award Notice or the Plan to the contrary, but subject to the immediately following paragraph, upon a Change In Control, any unvested portion of the Option shall immediately vest; provided, however, that in the event the Option is assumed by a successor corporation upon a Change In Control, the Option shall be substituted with an option involving the common stock of the successor corporation with equivalent value and with the terms and conditions of the substituted option being no less favorable than the Option.  All such substituted option awards shall vest in full if your employment with the Company is terminated for any reason other than Cause or your voluntary termination within eighteen (18) months of the Change In Control.

Notwithstanding anything in this Award Notice or the Plan to the contrary (including the immediately preceding paragraph), in the event your employment with the Company is terminated by the Company involuntarily without Cause or you terminate your employment with the Company for Good Reason, in either case at any time during the period commencing two (2) months before and ending twelve (12) months after the occurrence of a Change In Control, any unvested portion of the Option shall immediately vest on the date of such termination of your employment, the expiration date of the exercise period for the Option shall be the earlier of (i) one (1) year following the date of termination or (ii) the Expiration Date, and the Company shall take all actions necessary or advisable to give effect to this Section of the Award Notice.

EXERCISING OPTIONS

Upon exercise of any portion of the Option and before delivery of the shares of Common Stock, full payment for shares of Common Stock purchased upon the exercise shall be paid within three days of the date of exercise and shall be made in cash, or, with the consent of the Committee, (a) in whole or in part in shares of Common Stock that have been held by you for at least six months and have an aggregate Fair Market Value equal to the aggregate Exercise Price, or (b) in cash received from a broker-dealer whom you have authorized to sell all or a portion of the Common Stock covered by the Option.

The Option shall be exercised by you by giving written notice of exercise to the Company at the Company’s office in Princeton, New Jersey, Attention: Vice President, Finance.  Such notice of exercise must include a statement of the number of shares underlying the Option exercise and a statement of preference as to the manner in which payment to the Company shall be made, as described above.  Such notice shall be deemed to have been given when hand-delivered, telecopied or mailed, first class postage prepaid, and shall be irrevocable once given.

As promptly as is reasonably practicable after the exercise of the Option and the satisfaction of any applicable taxes, as determined by the Company, a certificate for the shares of Common Stock issuable on the exercise of the Option shall be delivered to you or your personal representative, heir or legatee.

The Option may not be transferred, assigned or pledged by you otherwise than as permitted by the Plan, by will or the laws of descent and distribution or be exercised other than by you or, in the case of your death, by your personal representative, heir or legatee.

If you dispose of any shares of Common Stock acquired upon the exercise of the Option within two years from the Grant Date or one year after such shares were acquired pursuant to an exercise of the Option, you agree to notify the Company in writing of such disposition.  Any notice required hereunder must be given within 30 days of such disposition.

GOVERNING TERMS

The terms of this Award Notice, and any sale, purchase or exercise of any shares subject to the Option granted by this Award Notice shall be governed by the terms of the Pharmacopeia Drug Discovery, Inc. Insider Trading Policy (the “Policy”) previously provided or enclosed with this Award Notice, and incorporated by reference herein.  By executing this Award Notice, you acknowledge having received and carefully read the Policy, and you agree to be bound by the terms of the Policy, as interpreted and amended from time to time by the Company.

Nothing in this Award Notice shall confer on you the right to continue in the employment or service of the Company or interfere in any way with the right of the Company to terminate your employment or service at any time.

You should sign and return a copy of this Award Notice to the Vice President, Finance of the Company.

Very truly yours,

[Name]
[Title]

Enclosure

Acknowledged and Accepted:

Name:
Title: